Exhibit 2.2
Execution Copy
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 4th day of June, 2008, by and among Discovery Holding Company, a Delaware corporation (“DHC”), Discovery Communications, Inc., a Delaware corporation (“New DHC”), and DHC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
RECITALS
     WHEREAS, each of New DHC and Merger Sub is a direct or indirect subsidiary of DHC;
     WHEREAS, the parties desire to effect the transactions set forth in this Agreement in connection with (i) the creation of a new holding company structure by merging Merger Sub with and into DHC with DHC surviving, pursuant to which merger New DHC will become the new, public, parent company and DHC will become a wholly-owned subsidiary of New DHC, and (ii) the conversion of outstanding DHC Common Stock (as defined below) into New DHC Common Stock (as defined below);
     WHEREAS, this Agreement has been approved and declared advisable by the board of directors of each party hereto, and has been adopted by the sole stockholders of each of Merger Sub and New DHC; and
     WHEREAS, the transactions contemplated by this Agreement are intended to qualify as a tax-free exchange (in conjunction with the ANPP Contribution (as defined in the Transaction Agreement)) within the meaning of Section 351 of the Code (as defined below).
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in the Agreement, the following terms will have the following meanings unless the context otherwise requires:
     “ANPP” means Advance/Newhouse Programming Partnership, a New York general partnership.
     “Book-Entry Shares” means shares of DHC Common Stock held in the Direct Registration System.
     “Code” means U.S. Internal Revenue Code of 1986, as amended.

     “Certificates” means certificates that immediately prior to the Effective Time of the Merger represented shares of DHC Common Stock.
     “DHC Board” means the Board of Directors of DHC.
     “DHC Common Stock” means the DHC Series A Common Stock, the DHC Series B Common Stock and DHC Series C Common Stock.
     “DHC Incentive Plans” means the Discovery Holding Company 2005 Incentive Plan (As Amended and Restated Effective August 15, 2007), the Discovery Holding Company 2005 Non-Employee Director Plan (As Amended and Restated Effective August 15, 2007) and the Discovery Holding Company Transitional Stock Adjustment Plan (As Amended and Restated Effective August 15, 2007).
     “DHC Rights Agreement” means the Rights Agreement, dated as of July 18, 2005, between DHC and Computershare Trust Company, N.A., as Rights Agent.
     “DHC Series A Common Stock” means the “Series A Common Stock”, par value $.01 per share, of DHC (including the DHC Series A Right attached thereto).
     “DHC Series B Common Stock” means the “Series B Common Stock”, par value $.01 per share, of DHC (including the DHC Series B Right attached thereto).
     “DHC Series C Common Stock” means the “Series C Common Stock”, par value $.01 per share, of DHC (including the DHC Series C Right attached thereto).
     “DHC Series A Right” has the meaning ascribed to it in the DHC Rights Agreement.
     “DHC Series B Right” has the meaning ascribed to it in the DHC Rights Agreement.
     “DHC Series C Right” has the meaning ascribed to it in the DHC Rights Agreement.
     “Direct Registration System” means the service of the Exchange Agent that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.
     “Effective Time of the Merger” means the time when the Merger becomes effective under applicable law as provided in Section 3.01(a).
     “Exchange Agent” means Computershare Trust Company, N.A., which is the transfer agent for DHC Common Stock, is expected to be the transfer agent for New DHC Common Stock and is expected to be designated to act as exchange agent for the purpose of exchanging Certificates and Book-Entry Shares in the Merger.
     “Fair Market Value” means with respect to a share of any series of New DHC Common Stock on any day, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of the applicable series of New DHC Common Stock on such day (or if such day is not a trading day, the next trading day) as reported on the Nasdaq

Stock Market, Inc. or if such shares are not then listed on the Nasdaq Stock Market, Inc., as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of the applicable series of New DHC Common Stock are listed on such day; provided, that, if for any day the Fair Market Value of a share of the applicable series of New DHC Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the board of directors of New DHC or any committee thereof on the basis of such quotations and other considerations as the board or its committee deems appropriate.
     “Merger” means the merger of Merger Sub with and into DHC with DHC surviving the merger.
     “New DHC Common Stock” means, collectively, the New DHC Series A Common Stock, New DHC Series B Common Stock and New DHC Series C Common Stock.
     “New DHC Rights” means, collectively, the New DHC Series A Rights, the New DHC Series B Rights and the New DHC Series C Rights.
     “New DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).
     “New DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series B Right attached thereto pursuant to the New DHC Rights Agreement).
     “New DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).
     “New DHC Series A Right” means a Series A Right (as defined in the New DHC Rights Agreement).
     “New DHC Series B Right” means a Series B Right (as defined in the New DHC Rights Agreement).
     “New DHC Series C Right” means a Series C Right (as defined in the New DHC Rights Agreement).
     “Person” means an individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.
     “Record Date” means the date and time as of which holders of DHC Common Stock must own shares of DHC Common Stock to be eligible to vote such shares at the Special Meeting.

     “SEC” means the Securities and Exchange Commission, and any successor commission or agency having similar powers.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Special Meeting” has the meaning ascribed to it in the Transaction Agreement.
     “Transactions” has the meaning ascribed to it in the Transaction Agreement.
     “Transaction Agreement” means the agreement, dated as of June 4, 2008, by and among DHC, New DHC, Merger Sub, ANPP and, with respect to Section 5.14 thereof only, Advance Publications, Inc., a New York corporation, and Newhouse Broadcasting Corporation, a New York corporation.
     “VWAP” means, (i) with respect to the DHC Series A Common Stock or DHC Series B Common Stock, the average of the daily volume weighted average prices of such security over the 5-trading days ending on the trading day immediately preceding the Closing Date (as defined in the Transaction Agreement) or, if applicable, the trading day immediately preceding the first date on which the DHC Series A Common Stock or DHC Series B Common Stock, as applicable, trades regular way on the Nasdaq Global Select Market without the right to receive shares of common stock of the Spin-Off Company (as defined in the Transaction Agreement), and (ii) with respect to the New DHC Series A Common Stock, New DHC Series B Common Stock, New DHC Series C Common Stock, Series A common stock of the Spin-Off Company or Series B common stock of the Spin-Off Company, the average of the daily volume weighted average prices of such security over the 10-trading days beginning on the day immediately following the Closing (as defined in the Transaction Agreement).
     The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Agreement	Preamble
Awards	3.04(a)
Carryover Director	3.04(b)(ii)
Certificate of Merger	3.01(a)
Consideration	3.02(a)(ii)
Converted Options	3.04(b)(iv)
Converted Series A Option	3.04(b)(i)
Converted Series B Option	3.04(b)(iv)
DGCL	3.01(a)
DHC	Preamble
DHC Awards	3.04(a)
DHC Charter	3.01(c)
Director Series A Option	3.04(b)(ii)
Former Book-Entry Holders	3.03(b)
Former Book-Entry Shares	3.03(b)

Additional Defined Terms	Section
Former Certificate Holders	3.03(a)(i)
Former Certificated Shares	3.03(a)(i)
Former DHC Holders	3.03(b)
Former DHC Shares	3.03(b)
Merger Sub	Preamble
New DHC	Preamble
New DHC Bylaws	2.01
New DHC Charter	2.01
New DHC Original Stock	2.01
Rollover SARs	3.04(b)(iii)
Scheduled Series A Option	3.04(b)(i)
Series A Consideration	3.02(a)(i)
Series B Consideration	3.02(a)(ii)
Series A Option	3.04(b)(iii)
Series B Option	3.04(b)(iv)
Series C Option	3.04(b)(i)
Series A SAR	3.04(b)(iii)
Series C SAR	3.04(b)(iii)
Spin-Off Company Series A Option	3.04(b)(i)
Spin-Off Company Series B Option	3.04(b)(iv)
Surviving Entity	3.01(a)
ARTICLE II
NEW DHC
     Section 2.01 Organization of New DHC. DHC has caused New DHC to be organized under the laws of the State of Delaware. The authorized capital stock of New DHC on the date hereof consists of 10,000 shares of common stock, par value $0.01 per share (the “New DHC Original Stock”), of which 1,000 shares has been issued to DHC and no other shares are issued and outstanding. Prior to the Contribution Effective Time (as defined in the Transaction Agreement), New DHC will (i) cause the Certificate of Incorporation of New DHC (“New DHC Charter”) to be restated as set forth in Exhibit 2.01(c)(i) to the Transaction Agreement and filed with the Delaware Secretary of State, and such New DHC Charter will be in effect as of the Effective Time of the Merger, (ii) cause the Bylaws (“New DHC Bylaws”) of New DHC to be restated as set forth in Exhibit 2.01(c)(ii) to the Transaction Agreement, and such New DHC Bylaws will be in effect as of the Effective Time of the Merger, and (iii) execute and deliver to Computershare Trust Company, N.A., the Rights Agreement between New DHC and the Computershare Trust Company, N.A., in substantially the form of Exhibit 2.01(c)(iii) to the Transaction Agreement (the “New DHC Rights Agreement”). The authorized capital stock of New DHC at the Effective Time of the Merger will be as provided for in the New DHC Charter.
     Section 2.02 Directors and Officers of New DHC.

     As of and following the Effective Time of the Merger, until their successors are duly elected or appointed in accordance with the New DHC Charter and the New DHC Bylaws, the directors, executive officers and certain other officers of New DHC will be as set forth on Schedule 2.03(f) to the Transaction Agreement.
ARTICLE III
THE MERGER AND RELATED MATTERS
     Section 3.01 The Merger.
          (a) Merger; Effective Time of the Merger. At the Effective Time of the Merger and subject to and upon the terms and conditions of this Agreement, Merger Sub will merge with and into DHC in accordance with the provisions of the General Corporation Law of the State of Delaware (“DGCL”), the separate corporate existence of Merger Sub will cease and DHC will continue as the surviving entity (the “Surviving Entity”). The Effective Time of the Merger will be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by and executed in accordance with Section 251 of the DGCL (the “Certificate of Merger”), has been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Merger will have been properly executed and filed (or such later date and time as may be specified in the Certificate of Merger).
          (b) Effects of the Merger. From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of DHC and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and duties of DHC and Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity.
          (c) Certificate of Incorporation of the Surviving Entity. At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of DHC (the “DHC Charter”) will be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time of the Merger, except that Article FIRST thereof will read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Discovery Holding Company”. Such DHC Charter as so amended will be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL.
          (d) Bylaws of the Surviving Entity. At the Effective Time of the Merger, the Restated Bylaws of DHC (the “DHC Bylaws”) will be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time of the Merger and, in such amended form, will be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.
     Section 3.02 Conversion of Securities.

          (a) Conversion of DHC Securities. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of DHC Common Stock:
          (i) each share of DHC Series A Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series A Right attached thereto) will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series A Common Stock and 0.50 shares of New DHC Series C Common Stock (the “Series A Consideration”);
          (ii) each share of DHC Series B Common Stock (together with the DHC Series B Right attached thereto) issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series B Common Stock and 0.50 shares of New DHC Series C Stock (the “Series B Consideration”, which, together with the Series A Consideration, is the “Consideration”); and
          (iii) each share of DHC Common Stock held in treasury of DHC immediately prior to the Effective Time of the Merger will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.
     At the Effective Time, all shares of DHC Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate or Book-Entry Share will have no further rights with respect thereto, except as set forth in Section 3.03.
          (b) Conversion of Merger Sub Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of stock of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity. Such shares will constitute the only outstanding shares of capital stock of the Surviving Entity.
          (c) Treatment of New DHC Securities. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto, each share of New DHC Original Stock held by DHC will be cancelled and retired and will cease to exist.
     Section 3.03 Exchange Procedures.
          (a) Exchange of Certificates.
          (i) As soon as reasonably practicable after the Effective Time of the Merger, New DHC will cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Certificates (such holders, “Former Certificate Holders” and such shares, “Former Certificated Shares”): (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates held by such holder representing such Former Certificated Shares will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates for the Consideration. Such letter of transmittal will be in such form and have such other reasonable provisions as New DHC may specify.
          (ii) Upon surrender by a Former Certificate Holder to the Exchange Agent of a Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Certificate Holder will be entitled to receive in exchange therefor: (A) the number of whole shares of New DHC Common Stock into which such holder’s shares of DHC Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered will be forthwith cancelled, (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration in lieu of fractional shares to which such holder is entitled pursuant to Section 3.03(d), and (C) any unpaid dividends or distributions which such holder is entitled to receive.
          (iii) If issuance of the Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment or issuance that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment or issuance will have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate will have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Consideration payable in respect of the shares of DHC Common Stock represented by the Certificate pursuant to this Article III, together with any cash or other consideration to which such holder is entitled.
          (iv) Until surrendered as contemplated hereby, each Certificate will, after the Effective Time of the Merger, represent for all purposes only the right to receive upon such surrender the applicable Consideration as contemplated by this Article III, together with any cash or other consideration to which such holder is entitled.
          (v) At the Effective Time of the Merger, the stock transfer books of DHC will be closed, and thereafter there will be no further registration of transfers of shares of DHC Common Stock, that were outstanding prior to the Effective Time of the Merger. After the Effective Time of the Merger, Certificates presented to DHC for transfer will be canceled and exchanged for the applicable Consideration in accordance with the procedures set forth in this Article III, together with any cash or other consideration to which such holder is entitled.

          (b) Treatment of Book-Entry Shares. As soon as reasonably practicable after the Effective Time of the Merger, New DHC will cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Book-Entry Shares (such holders, “Former Book-Entry Holders” and together with Former Certificate Holders, “Former DHC Holders,” and such shares, “Former Book-Entry Shares” and together with Former Certificated Shares, “Former DHC Shares”): (A) a statement of holdings which will state the number of whole shares of New DHC Common Stock into which such Former Book Entry Holder’s shares of DHC Common Stock were converted in accordance with this Article III, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder.
          (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of New DHC Common Stock issuable with respect to Former Certificated Shares will be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article III. Upon surrender, there will be issued and/or paid to the holder of the shares of New DHC Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of New DHC Common Stock with a record date on or after the date of the Effective Time of the Merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of New DHC Common Stock with a record date on or after the date of the Effective Time of the Merger but with a payment date subsequent to surrender.
          (d) No Fractional Shares. No certificates or scrip representing fractional shares of New DHC Common Stock will be issued with respect to Book-Entry Shares evidencing DHC Common Stock or upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New DHC. In lieu thereof, upon surrender of the applicable Certificates or upon conversion of Book-Entry Shares, New DHC will pay each holder of DHC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of the series of New DHC Common Stock to which such holder would otherwise be entitled, by (ii) the closing price for a share of such stock on the first trading day on which shares of New DHC Common Stock trade in the regular way market.
          (e) Withholding. New DHC and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DHC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New DHC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DHC Common Stock in respect of which such deduction and withholding was made by New DHC or the Exchange Agent.
     Section 3.04 Stock Incentive Plans; Treatment of Outstanding DHC Common Stock Options.

          (a) Assumption of Plans and Awards. As of the Effective Time of the Merger, New DHC will assume (i) the DHC Incentive Plans and (ii) each of the then outstanding options, stock appreciation rights and other incentive awards representing a right with respect to shares of DHC Series A Common Stock or DHC Series B Common Stock, as applicable (collectively, “Awards”), issued or assumed by DHC pursuant to the DHC Incentive Plans (collectively, “DHC Awards”). As of the Effective Time of the Merger, each DHC Award will be assumed (as assumed, a “Replacement Award”) by New DHC and will thereafter be exercisable for or relate to shares of New DHC Common Stock, as more particularly described in Section 3.04(b).
          (b) DHC Common Stock Options.
          (i) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock set forth on Schedule 3.04(b) hereto (each, a “Scheduled Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off (as defined in the Transaction Agreement) and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series A Option”) to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, (B) an option (a “Series C Option”) to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series A Option”) to purchase shares of Series A common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option, Series C Option and Spin-Off Company Series A Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Scheduled Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company subject to the Converted Series A Option, Series C Option and Spin-Off Company Series A Option, as applicable, will be determined so that the aggregate amount by which the Scheduled Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company). The terms and conditions of each Converted Series A Option, Series C Option and Spin-Off Company Series A Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Scheduled Series A Option converted into such Converted Series A Option, Series C Option and Spin-Off Company Series A Option. If the foregoing calculation results in a Converted Series A Option, Series C Option or Spin-Off Company Series A Option being exercisable for a fraction of a share of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
          (ii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock (excluding any Scheduled Series A Options and any such options that are, at the option of the holder, exercisable for shares of DHC Series A Common Stock or DHC Series B Common Stock) held by those members of the DHC Board (other than those directors that hold Scheduled Series A Options) as of the date of this Agreement who will be directors of New DHC immediately after the Effective Time of the Merger (each, a “Director Series A Option,” any such director, and any director that holds a Scheduled Series A Option, a “Carryover Director”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a Converted Series A Option to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, and (B) a Series C Option to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option and Series C Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Director Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock subject to the Converted Series A Option and Series C Option, as applicable, will be determined so that the aggregate amount by which the Director Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Converted Series A Option and Series C Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Director Series A Option converted into such Converted Series A Option and Series C Option. If the foregoing calculation results in a Converted Series A Option or a Series C Option being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
          (iii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock other than the Director Series A Options and the Scheduled Series A Options (each, a “Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a stock appreciation right (a “Series A SAR”) with respect to that number of shares of New DHC Series A Common Stock and at such base price as determined below, and (B) a stock appreciation right (a “Series C SAR” and, together with the Series A SARs, the “Rollover SARs”) with respect to that number of shares of New DHC Series C Common Stock and at such base price as determined below. The base price of each Series A SAR and Series C SAR will be equal to the applicable VWAP for the series of common stock subject to such Rollover SAR, multiplied by a fraction, the numerator of which is the exercise price of such Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock to which the Series A SAR and Series C SAR, as applicable, relate will be determined so that the aggregate amount by which the Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Series A SAR and Series C SAR, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series A Option converted into such Series A SARs and Series C SARs, except that, the spread between the Fair Market Value of the underlying shares and the base price of each Series A SAR and Series C SAR will be payable solely in shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable (with such shares of New DHC Common Stock valued at the Fair Market Value of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, on the date of exercise). If the foregoing calculation results in a Series A SAR or a Series C SAR being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such SAR will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
          (iv) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series B Common Stock (including any such options that are, at the option of the holder, exercisable for shares of DHC Series B Common Stock or DHC Series A Common Stock) held by any Carryover Director (each, a “Series B Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series B Option” and, together with the Converted Series A Options and Series C Options, the “Converted Options”) to purchase shares of New DHC Series B Common Stock in an amount and at an exercise price as determined below, (B) a Series C Option to purchase shares of New DHC Series C Common stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series B Option”) to purchase shares of Series B common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series B Option, Series C Option and Spin-Off Company Series B Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of the Series B Option and the denominator of which is the

VWAP for the DHC Series B Common Stock. The number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company subject to the Converted Series B Option, Series C Option and Spin-Off Company Series B Option, as applicable, will be determined so that the aggregate amount by which the Series B Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series B Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company). The terms and conditions of each Converted Series B Option, Series C Option and Spin-Off Company Series B Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series B Option converted into such Converted Series B Option, Series C Option and Spin-Off Company Series B Option. If the foregoing calculation results in a Converted Series B Option, a Series C Option or a Spin-Off Company Series B Option being exercisable for a fraction of a share of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
          (v) Notwithstanding the foregoing, DHC may, in its sole discretion, cancel any or all outstanding Director Series A Options, Scheduled Series A Options, Series A Options or Series B Options prior to or as of the Effective Time of the Merger for such cash or other consideration as may be determined to be appropriate by the DHC Board.
ARTICLE IV
CONDITIONS PRECEDENT
     The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the completion of the ANPP Contribution (as defined in the Transaction Agreement) and the satisfaction, at or prior to the Effective Time of the Merger, of the conditions set forth in Article VII of the Transaction Agreement.
ARTICLE V
TERMINATION
     This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time of the Merger by action of the Board of Directors of DHC, New DHC and Merger Sub for any reason, notwithstanding the adoption of this Agreement by the respective stockholders of DHC, New DHC or Merger Sub. Notwithstanding the foregoing, this Agreement will automatically terminate upon termination of the Transaction Agreement.

ARTICLE VI
MISCELLANEOUS
     Section 6.01 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed facsimile, as follows:
Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe, Esq.
Facsimile: (720) 875-5858
or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.
     Section 6.02 No Third Party Beneficiaries. The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any Person (including any holder of a DHC Award) other than the parties hereto.
     Section 6.03 Waiver. No failure by any party to this Agreement to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party to this Agreement, by notice given in accordance with Section 6.01, may, but will not be under any obligation to, waive any of its rights or conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party hereto. No waiver will affect or alter the remainder of this Agreement and each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party will not preclude or waive its right to exercise any or all other rights or remedies.
     Section 6.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned prior to the Closing (including by operation of law, in a merger or other business combination) by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     Section 6.05 Integration. This Agreement and the Transaction Agreement (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed herein or therein will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
     Section 6.06 Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.
     Section 6.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
     Section 6.08 Severability. Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
     Section 6.09 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
     Section 6.10 Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 6.01 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 6.10. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 6.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     Section 6.12 Specific Performance. Each of the parties to this Agreement agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties may be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
     Section 6.13 Amendments. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the adoption of this Agreement by their respective stockholders; provided, however, that after any such adoption, there will be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders.
     Section 6.14 Interpretation. When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference will be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used will dictate otherwise. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other such thing extends, and such phrase will not mean simply “if” unless the context in which such phrase is used dictates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person will be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.
     Section 6.15 Rules of Construction. Each of the parties to this Agreement agrees that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

DISCOVERY HOLDING COMPANY
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DHC MERGER SUB, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

[Signature Page to Merger Agreement]

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Agreement and Plan of Merger, dated as of June 4, 2008, by and among Discovery Holding Company, Discovery Communications, Inc., and DHC Merger Sub, Inc., have not been provided herein:
     Schedule 3.04(b):      Scheduled Series A Options
     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.
[Signature Page to Merger Agreement]